Exhibit 99.1

LHC Group Announces Fourth Quarter and Year-End 2007 Results

Company Also Announces Guidance for 2008

Highlights:

  Net service revenue of $81.2 million for the fourth quarter and $298.0 million for the year;
  Net income of $2.7 million for the fourth quarter and $19.6 million for the year;
  Earnings per share from continuing operations of $0.20 for the fourth quarter and $1.19 for the year;
  Earnings per share from continuing operations during the fourth quarter includes:
    a one-time charge to bad debt expense of $3.9 million ($0.14 per share). Of the $3.9 million, $2.8 million is related to home health services. Approximately 96% of the $2.8 million is related to commercial, managed care and non PFFS Medicare Advantage plan payors. The remaining $1.1 million is related to hospice services, and of this, 70% is related to commercial and managed care payors;
    consulting fees of $495,000 ($0.02 per share) related to commercial, managed care and non PFFS Medicare Advantage plan accounts for home health and hospice services;
    a one-time charge related to restructuring the Company’s administrative operations resulting in severance costs of $293,000 ($0.01 per share). This restructuring is anticipated to result in an annual reduction of approximately $3.0 million in salaries and benefits, effective January 1, 2008; and
    an increase in minority interest expense of $576,000 ($0.02 per share);
  For 2008, the Company expects net service revenue of $325 million to $350 million; and earnings per fully diluted share from continuing operations of $1.25 to $1.35.

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), a leading provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today its financial results for the fourth quarter and year ended December 31, 2007.

Financial Results for the Fourth Quarter

Net service revenue for the fourth quarter ended December 31, 2007, increased 25.6% to $81.2 million compared with $64.7 million in 2006. For the three months ended December 31, 2007 and 2006, 80.9% and 77.5%, respectively, of net service revenue was derived from Medicare. For the fourth quarter, home-based services accounted for 83.5% of revenue and facility-based services were 16.5% of revenue compared with 79.8% and 20.2%, respectively, for the comparable prior year quarter.

Income from continuing operations for the fourth quarter of 2007 totaled $3.6 million, or $0.20 per diluted share, compared with income from continuing operations of $7.7 million, or $0.43 per diluted share, for the fourth quarter of 2006. Income from continuing operations for the fourth quarter of 2007 includes a one-time charge to bad debt expense of $3.9 million, or $0.14 per diluted share, and consulting fees of $495,000, or $0.02 per fully diluted share, related to commercial, managed care and non PFFS Medicare Advantage plan (“Commercial”) accounts for home health and hospice services. Of the $3.9 million, $2.8 million is related to home health services. Approximately 96% of the $2.8 million is related to commercial, managed care and non PFFS Medicare Advantage plan payors. The remaining $1.1 million is related to hospice services, and of this, 70% is related to commercial and managed care payors. In response to the challenges associated with collecting from Commercial payors and the unprofitable reimbursement rates paid by Commercial payors, the Company has either terminated or sent notice of termination to 285 Commercial payors for home health services. These 285 Commercial payors had reimbursement rates averaging 26% below cost, representing approximately 8% of the Company’s home health revenue, 16% of the Company’s home health admissions and 44% of the Company’s bad debt write-offs against home health revenue in fiscal year 2007. Also, in the fourth quarter of 2007, the Company recorded restructuring costs of $293,000, or $0.01 per diluted share, and minority interest expense increased by $576,000, or $0.02 per fully diluted share, due to the conversion of one of its entities from a license lease agreement to a joint venture effective October 1, 2007.

Net income for the fourth quarter of 2007 totaled $2.7 million, or $0.15 per diluted share, compared with net income of $6.9 million, or $0.39 per diluted share, for the fourth quarter of 2006. Net income for the fourth quarter of 2007 includes an $824,000 after tax loss from discontinued operations, which resulted in a $0.05 decrease in earnings per share.

Home-Based Services

Net service revenue for home-based services for the three months ended December 31, 2007, increased 31.5% to $67.8 million compared with $51.6 million for the three months ended December 31, 2006. Total admissions increased 35.6% to 11,080 during the period, versus 8,173 for the same period in 2006. Average home-based patient census for the three months ended December 31, 2007, increased 27.3% to 17,914 patients as compared with 14,073 patients for the three months ended December 31, 2006. For the three months ended December 31, 2007, organic growth in net service revenue for home-based services, average home-based patient census and admissions, was 13.1%, 11.2% and 4.4%, respectively, as compared with the same period in 2006.

Facility-Based Services

Net service revenue for facility-based services for the three months ended December 31, 2007, increased 2.7% to $13.4 million compared with $13.1 million for the three months ended December 31, 2006. Patient days increased 4.7% to 11,489 in the three months ended December 31, 2007, from 10,978 in the three months ended December 31, 2006.

DSO

Days sales outstanding, or DSO, for the three months ended December 31, 2007, was 73 days as compared with 68 days for the same three-month period in 2006. DSO, when adjusted for acquisitions and unbilled accounts receivables, was 63 days. The adjustment takes into account $8.8 million of unbilled receivables that the Company is delayed in billing due to the lag time in receiving the change of ownership after acquiring companies. For the comparable period in 2006, adjusted DSO was 60 days, taking into account $5.8 million in unbilled accounts receivable.

Financial Results for the Year

Net service revenue for the year ended December 31, 2007, increased 36.4% to $298.0 million compared with $218.5 million in 2006. For the year ended December 31, 2007 and 2006, 81.7% and 82.6%, respectively, of net service revenue was derived from Medicare. For the year ended December 31, 2007, home-based services accounted for 81.9% of revenue and facility-based services were 18.1% of revenue compared with 75.4% and 24.6%, respectively, for the comparable prior year period.

Income from continuing operations for the year ended December 31, 2007, totaled $21.2 million, or $1.19 per diluted share, compared with income from continuing operations of $21.4 million, or $1.25 per diluted share, for the year ended December 31, 2006.

Net income for the year ended December 31, 2007, totaled $19.6 million, or $1.10 per diluted share, compared with net income of $20.6 million, or $1.20 per diluted share, for the year ended December 31, 2006. Net income for the year ended December 31, 2007, includes a $1.7 million after tax loss from discontinued operations, which resulted in a $0.09 decrease in earnings per share.

Home-Based Services

Net service revenue for home-based services for the year ended December 31, 2007, increased 48.2% to $244.1 million compared with $164.7 million for the year ended December 31, 2006. Total admissions increased 62.2% to 43,736 during the period, versus 26,972 for the same period in 2006. Average home-based patient census for the year ended December 31, 2007, increased 28.1% to 16,635 patients as compared with 12,982 patients for the year ended December 31, 2006. For the year ended December 31, 2007, organic growth in net service revenue for home-based services, average home-based patient census and admissions, was 35.9%, 12.3% and 37.9%, respectively, as compared with the same period in 2006

Facility-Based Services

Net service revenue for facility-based services for the year ended December 31, 2007, increased slightly to $53.9 million compared with $53.8 million for the year ended December 31, 2006. Patient days increased slightly to 45,818 in the year ended December 31, 2007, from 45,461 in the year ended December 31, 2006.

In commenting on the results, Keith G. Myers, chief executive officer of LHC Group, said, “We are pleased with our operational results for 2007 and are excited about the actions we have taken to prepare the Company for 2008. We made significant changes during the fourth quarter of 2007 as a result of the evaluation of our commercial, managed care and non PFFS Medicare Advantage plan payor relationships. By terminating these unprofitable commercial, managed care and non PFFS Medicare Advantage plan contracts, we expect improved profitability during 2008 and positive results in our DSO. Also during the fourth quarter, we continued to make significant improvements in our billing and collections efforts. In August 2007, we engaged Simione Consultants, the industry leader for revenue cycle management, providing expert assistance to hospital-based and hospital-affiliated agencies, visiting nurse associations, hospices, small proprietary agencies, and large national chains and with over 40 years of experience in the home health and hospice industry. We believe that the costs associated with these efforts will yield improved financial results during 2008 and beyond.”

Mr. Myers added, “The Company is well positioned to take advantage of the significant opportunities that we see in 2008. We view changes in reimbursement as a predictable occurrence in our business. From 1998 through 2002, following the Balanced Budget Act of 1997 and during the change from cost-based reimbursement to the interim payment system (“IPS”) and then from IPS to home health prospective payment system (“HH PPS”), we seized upon many exceptional opportunities for growth that resulted from significant changes in the reimbursement environment. We are excited about the future and confident that in 2008 the entire LHC Group team will once again prove its ability to identify and seize upon similar opportunities for growth while benefitting from valuable lessons learned in the past.”

Guidance

The Company also announced its guidance for full-year 2008. For the year ended December 31, 2008, the Company expects net service revenue of $325 million to $350 million and earnings per fully diluted share of $1.25 to $1.35. The guidance for 2008 includes the Company’s estimate of the effects of the final rule issued by the Centers for Medicare and Medicaid Services (“CMS”) to redefine and update the Home Health PPS for calendar year 2008 (“Final Rule”), which became effective on January 1, 2008. These estimates do not include future acquisitions or de novo locations.

In commenting on the Company’s guidance, Mr. Myers said, “We have been listening to our investors, and believe that it is appropriate to provide guidance for 2008 at this time. We remain hopeful that Congress will act to provide rural reimbursement relief and are encouraged by the support for this issue in Congress and with our industry association, National Association for HomeCare & Hospice (“NAHC”). On February 7, 2008, the Board of Directors of NAHC, at its annual strategic planning meeting, voted to place reinstatement of the 5% rural add-on at the top of their legislative agenda for this session. Our purpose for issuing guidance at this time, however, is to enable investors to more clearly understand the short-term impact of the Final Rule and to help manage expectations for 2008. Keep in mind that we have built into our estimates what we believe to be very conservative assumptions related to various changes in our marketing strategy and care delivery model that we will continue to test and refine as necessary as the year progresses. Therefore, it may be necessary for us to update our guidance to account for changes in our estimate related to the impact of the CMS Final Rule or subsequent changes in reimbursement such as reinstatement of the 5% rural add-on.”

Conference Call

The live broadcast of LHC Group’s conference call will begin at 10:00 a.m. Eastern time on Thursday, February 28, 2008. Speakers on the call will include Keith Myers, chief executive officer; John Indest, president and chief operating officer, and Pete Roman, senior vice president and chief financial officer. A link to the webcast can be found under the investor relations section of the Company’s website, www.lhcgroup.com, or at www.earnings.com. A replay of the webcast will also be archived on LHC Group’s website. A telephone replay will be available for one week by dialing (888) 286-8010 (US) or (617) 801-6888 (international) and entering the pass code 46907851.

About LHC Group, Inc.

LHC Group is a premier provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. These forward-looking statements include, among other things, statements regarding our financial performance for 2008 and the impact that recent changes in reimbursement and our operations will have on our future results. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	Dec. 31,	Dec. 31,
	2007	2006
	(unaudited)

Cash	$1,155	$26,877
Total assets	174,985	152,694
Total debt	3,432	3,837
Total stockholders' equity	143,371	121,889

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share data)

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net service revenue	$81,245	$64,660	$298,031	$218,535
Cost of service revenue	41,901	32,812	152,577	112,095
Gross margin	39,344	31,848	145,454	106,440
General and administrative expenses	32,237	20,688	106,795	71,115
Operating income	7,107	11,160	38,659	35,325
Interest expense	104	97	376	325
Non-operating income, including gain on sales of assets	(119)	(1,387)	(1,073)	(2,033)
Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	7,122	12,450	39,356	37,033
Income tax expense	1,901	3,405	12,147	10,817
Minority interest and cooperative endeavor allocations	1,657	1,346	5,984	4,795
Income from continuing operations	3,564	7,699	21,225	21,421
Loss from discontinued operations (net of income tax benefit of $204 and $471 in the three months ended December 31, 2007 and 2006, respectively, and $743 and $897 in the year ended December 31, 2007 and 2006, respectively)	(824)	(768)	(1,667)	(1,464)
Gain on sale of discontinued operations (net of income taxes of $20 and $390 in the year ended December 31, 2007 and 2006, respectively)	-	-	31	637
Net income	2,740	6,931	19,589	20,594
Gain (loss) on redeemable minority interests	(20)	220	193	1,163
Net income available to common stockholders	$2,720	$7,151	$19,782	$21,757

Basic and diluted earnings per share:
Income from continuing operations	$0.20	$0.43	$1.19	$1.25
Loss from discontinued operations, net	(0.05)	(0.04)	(0.09)	(0.09)
Gain on sale of discontinued operations, net	-	-	-	0.04
Net income	0.15	0.39	1.10	1.20
Gain on redeemable minority interests	-	0.01	0.01	0.07
Net income available to common shareholders	$0.15	$0.40	$1.11	$1.27

Weighted average shares outstanding:
Basic	17,773	17,731	17,760	17,091
Diluted	17,818	17,751	17,827	17,105

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (in thousands)

	Three Months Ended			Year Ended
	December 31, 2007			December 31, 2007
	(unaudited)			(unaudited)
	Home-	Facility-		Home-	Facility-
	Based	Based		Based	Based
	Services	Services	Total	Services	Services	Total
Net service revenue	$67,832	$13,413	$81,245	$244,107	$53,924	$298,031
Cost of service revenue	33,577	8,324	41,901	118,451	34,126	152,577
General and administrative expenses	27,793	4,444	32,237	88,532	18,263	106,795
Operating income	6,462	645	7,107	37,124	1,535	38,659

	Three Months Ended			Year Ended
	December 31, 2006			December 31, 2006
	(unaudited)			(unaudited)
	Home-	Facility-		Home-	Facility-
	Based	Based		Based	Based
	Services	Services	Total	Services	Services	Total
Net service revenue	$51,595	$13,065	$64,660	$164,701	$53,834	$218,535
Cost of service revenue	24,681	8,131	32,812	79,070	33,025	112,095
General and administrative expenses	16,745	3,943	20,688	55,700	15,415	71,115
Operating income	10,169	991	11,160	29,931	5,394	35,325

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com